EXHIBIT 11.0


               STORAGE TECHNOLOGY CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF LOSS PER COMMON SHARE
                  (In thousands, except per share amounts)

                                                           Quarter Ended           Six Months Ended
                                                      ----------------------    ----------------------
                                                       06/30/95    07/01/94      06/30/95    07/01/94
                                                      ----------  ----------    ----------  ----------
PRIMARY (a)
Earnings (loss)
  Net income (loss)                                     $11,855     $15,720        $2,941     ($1,308)
  Preferred dividend requirement                          3,019       3,019         6,038       6,038
                                                      ----------  ----------    ----------  ----------
  Income (loss) applicable to common shares              $8,836     $12,701       ($3,097)    ($7,346)
                                                      ==========  ==========    ==========  ==========

Shares
  Weighted average common shares outstanding             52,734      51,548        52,613      51,242
  Dilutive effect of outstanding options
    and warrants (as determined under
    the treasury stock method)                              113         652
                                                      ----------  ----------    ----------  ----------
  Weighted average common shares
    and equivalents                                      52,847      52,200        52,613      51,242
                                                      ==========  ==========    ==========  ==========

Earnings (loss) per common share                          $0.17       $0.24        ($0.06)     ($0.14)
                                                      ==========  ==========    ==========  ==========




FULLY DILUTED (b)
Earnings (loss)
  Net income (loss)                                     $11,855     $15,720        $2,941     ($1,308)
  Adjustment for interest and amortization
    of debt issue costs on 8% Convertible
    Debentures, net of estimated tax effects              2,480       2,568         4,959       5,137
                                                      ----------  ----------    ----------  ----------
  Net income (loss), as adjusted                        $14,335     $18,288        $7,900      $3,829
                                                      ==========  ==========    ==========  ==========

Shares
  Weighted average common shares outstanding             52,734      51,548        52,613      51,242
  Dilutive effect of outstanding options
    and warrants (as determined under
    the treasury stock method)                              178         818           191         939
  Adjustment for shares issuable upon assumed
    conversion of $3.50 Convertible
    Exchangeable Preferred Stock                          7,340       7,340         7,340       7,340
  Adjustment for shares issuable upon assumed
    conversion of 8% Convertible Debentures               4,132       4,132         4,132       4,132
                                                      ----------  ----------    ----------  ----------
  Weighted average common shares
    and equivalents, as adjusted                         64,384      63,838        64,276      63,653
                                                      ==========  ==========    ==========  ==========

Earnings (loss) per common share                          $0.22       $0.29         $0.12       $0.06
                                                      ==========  ==========    ==========  ==========

(a) These figures agree with the related amounts in the Consolidated Statement of Operations.
(b) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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